UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 24, 2016

Smart Server, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction
of Incorporation)

000-55182	46-3951329
(Commission File Number)	(I.R.S. Employer Identification No.)

4521 Sharon Road Suite 370 Charlotte, North Carolina	28211
(Address of Principal Executive Offices)	(Zip Code)
(980) 297-2000
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.
The information set forth in Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this item.
Item 5.01. Changes in Control of Registrant.
On October 24, 2016, Berrard Holdings Limited Partnership (“Berrard Holdings”) sold an aggregate of 3,312,500 shares of common stock (the “Shares”) of Smart Server, Inc. (the “Company”) to Marshall Chesrown (“Chesrown”) and certain other purchasers (together with Chesrown, the “Stockholders”), pursuant to a letter agreement (each, a “Purchase Agreement”), dated October 24, 2016 (the "Transaction"). The 2,412,500 Shares acquired by Chesrown represent 43.9% of the Company’s issued and outstanding shares of common stock. The remaining shares owned by Berrard Holdings after giving effect to the transaction represent 39.3% of the Company’s issued and outstanding shares of common stock. The aggregate purchase price for the Shares was $139,125.00, which the Stockholders paid from cash on hand.

In connection with the Transaction, the Company, Berrard Holdings, Steven R. Berrard (“Berrard”), and the Stockholders entered into a Stockholders' Agreement, dated as of October 24, 2016 (the “Stockholders' Agreement”), whereby the parties agreed to take all necessary actions to (i) set the size of the board of directors of the Company at five (5) members as of the date of the Stockholders' Agreement, (ii) elect to the board of directors of the Company three (3) directors designated by Chesrown, until the date when Chesrown’s equity holdings in the Company fall below the Minimum Threshold (as defined in the Stockholders' Agreement), and (iii) elect to the board of directors of the Company one (1) director designated by Berrard, until the date when Berrard’s equity holdings in the Company fall below the Minimum Threshold. The Stockholders' Agreement also contains certain restrictions on transfer of the shares, customary representations and warranties and certain procedural and information rights related to the foregoing obligation to vote.

The foregoing description of the Stockholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders' Agreement, a copy of which is filed as Exhibit 10.1 hereto and is hereby incorporated into this report by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the change in control of the registrant described in Item 5.01 above, on October 24, 2016, Berrard resigned as the Company's Chief Executive Officer and Chesrown was appointed Chairman and Chief Executive Officer of the Company. Berrard continues to serve as a director, the Interim Chief Financial Officer and the Secretary of the Company.

Marshall Chesrown, 59, has over 35 years of leadership experience in the automotive retail sector. From December 2014 to September 2016, Mr. Chesrown served as Chief Operating Officer and as a director of Vroom.com, an online direct car retailer. Mr. Chesrown served as Chief Operating Officer of AutoAmerica, an automotive retail company, from May 2013 to November 2014. Previously, Mr. Chesrown served as the President of Chesrown Automotive Group from January 1985 to May 2013, which was acquired by AutoNation, Inc. (“AutoNation”), a leading automotive retail company, in 1997. Mr. Chesrown served as Senior Vice President of Retail Operations for AutoNation from 1997 to 1999. From 1999 to 2013, Mr. Chesrown served as the Chairman and Chief Executive Officer of Blackrock Development, a real estate development company widely known for development of the nationally recognized Golf Club at Black Rock.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 24, 2016, the board of directors of the Company changed the Company's fiscal year end from November 30 to December 31, which change will be reflected in the Company's Annual Report on Form 10-K for the year ending December 31, 2016. Because the transition period is one month, no transition report will be required.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Stockholders' Agreement, dated October 24, 2016, by and between Smart Server, Inc., Berrard Holdings Limited Partnership, Steven R. Berrard and the Stockholders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SMART SERVER, INC.

Date: October 28, 2016	By:	/s/ Steven R. Berrard
Steven R. Berrard
Interim Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Stockholders' Agreement, dated October 24, 2016, by and between Smart Server, Inc., Berrard Holdings Limited Partnership, Steven R. Berrard and the Stockholders.